Exhibit 99.1

9503 East 33rd Street Indianapolis, IN 46235-4207 (800) CELADON (317) 972-7000

For more information: Jeryl Desjarlais Communications Manager (800) CELADON Ext. 7070 (317) 972-7070 Direct jdesjarlais@celadongroup.com	FOR IMMEDIATE RELEASE October 23, 2012

CELADON GROUP REPORTS FIRST FISCAL QUARTER FINANCIAL RESULTS

INDIANAPOLIS – Celadon Group Inc. (NYSE : CGI) today reported its financial and operating results for the three months ended September 30, 2012, the first fiscal quarter of the Company’s fiscal year ending June 30, 2013.

Revenue for the quarter increased 6.5% to $153.3 million in the 2012 quarter from $144.0 million in the 2011 quarter. Freight revenue increased 6.4% to $122.1 million in the 2012 quarter from $114.8 million in the 2011 quarter. Net income increased 50.9% to $8.3 million in the 2012 quarter from $5.5 million for the same quarter last year. Earnings per diluted share increased 50.0% to $0.36 in the 2012 quarter from $0.24 for the same quarter last year.

We are pleased with the results, as earnings per share of 36 cents exceeded the September 2011 quarter of 24 cents per share.  Operating ratio, which represents operating expenses as a percent of revenue excluding fuel surcharge was 87.6%, compared to 90.9% in the September 2011 quarter.  Also, even in a difficult economic and industry operating environment, this represents our second consecutive quarter with a sub-90% operating ratio.

Several key factors contributed to the improvement, including an increase of 2% in revenue per loaded mile and decreases in operations, maintenance, and fuel expense.  These decreases were achieved through a significant equipment refresh program that replaced out the majority of both our tractor and trailer fleets with more fuel efficient equipment, effectively taking the average age for each to 1.3 years and 2.3 years, respectively.  Regarding equipment cost, in addition to reduced average age, we have continued to streamline our operations to reduce the number of tractors to trailers being operated to support our existing business levels.  Offsetting these improvements was a decline in miles per seated truck of about 5% from the prior year, which was a result of the weak freight environment.  Through our series of opportunistic acquisitions made over the last year, we have been able to increase our average seated count by approximately 8%, which has positioned us to better service our customers and provide the capacity to significantly increase miles when additional fleets exit the market, as well as when the economic climate improves.

Our balance sheet remains solid and we retain significant liquidity to support the growth of our business. At September 30, 2012, we had $205.4 million of stockholders' equity, and $3.4 million in cash and cash equivalents.  Our earnings before interest, taxes, depreciation and amortization increased $5.6 million, or 25.2%, to $27.8 million in the current quarter compared with $22.2 million in the September 2011 quarter.  The increase in cash flow generated from operations will allow us to effectively continue to execute on our growth strategy.

On October 22, 2012, our Board of Directors approved a regular cash dividend to shareholders for the quarter ending December 31, 2012.  The quarterly cash dividend of two cents ($0.02) per share of common stock will be payable on January 15, 2013 to shareholders of record at the close of business on January 4, 2013.

Conference Call Information

An investor conference call is scheduled for Wednesday, October, 24, at 11:00 a.m. ET. Steve Russell and other members of management will discuss the results of the quarter. To listen and participate in a questions-and-answers exchange, simply dial 866-200-6965 (international calls 646-216-7221) pin number 54695425 a few minutes prior to the start time. A replay will be available through November 24th at http://investors.celadontrucking.com.

This call is being Web cast by Thomson/CCBN and can be accessed via Celadon's Web site at www.celadongroup.com.

Celadon Group Inc. (www.celadongroup.com), through its subsidiaries, primarily provides long-haul, full-truckload freight service across the United States, Canada and Mexico. The company also owns Celadon Logistics Services, which provides freight brokerage; Celadon Dedicated Services, which provides supply chain management solutions, such as warehousing and dedicated fleet services; and owns a minority interest in TruckersB2B (www.truckersb2b.com) which provides cost savings to member fleets.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  Actual results may differ from those set forth in the forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: the risk that our perception of additional capacity due to seating trucks and perceived benefits thereof are inaccurate; the risk that our perception of changes in our customer base and perceived benefits thereto are inaccurate; the risk that managing our tractor fleet age does not result in greater flexibility and lower operating expenses; excess tractor and trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at our facilities, or at customer, port, border crossing, or other shipping related facilities; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; increases in insurance premiums and deductible amounts; elevated experience in the frequency or severity of claims relating to accident, cargo, workers' compensation, health, and other matters; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, the volume and terms of diesel purchase commitment, interest rates, fuel taxes, tolls, and license and registration fees; fluctuations in foreign currency exchange rates; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in interest rates or decreased availability of capital or other sources of financing for revenue equipment; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the timing of, and any rules relating to, the opening of the border to Mexican drivers; challenges associated with doing business internationally; our ability to retain key employees; and the effects of actual or threatened military action or terrorist attacks or responses, including security measures that may impede shipping efficiency, especially at border crossings.

Readers should review and consider these factors along with the various disclosures by the company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

- tables follow -

CELADON GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
 (Dollars and shares in thousands except per share amounts)
(Unaudited)

	Three months ended
	September 30,
	2012	2011
REVENUE:
Freight Revenue	$122,108	$114,778
Fuel surcharge revenue	31,189	29,182
Total revenue	153,297	143,960

OPERATING EXPENSES:
Salaries, wages, and employee benefits	40,401	37,561
Fuel	37,452	38,466
Purchased transportation	28,337	27,133
Revenue equipment rentals	1,998	973
Operations and maintenance	8,066	9,802
Insurance and claims	3,501	3,042
Depreciation and amortization	12,675	11,532
Communications and utilities	1,292	905
Operating taxes and licenses	2,588	2,509
General and other operating	1,848	1,629
Total operating expenses	138,158	133,552

Operating Income	15,139	10,408

Interest expense	1,490	1,382
Interest (income)	---	(8)
Other income (expense)	38	(286)
Income before income taxes	13,611	9,320
Income tax expense	5,349	3,862
Net income	$8,262	$5,458

Income per common share:
Diluted	$0.36	$0.24
Basic	$0.37	$0.25

Diluted weighted average shares outstanding	23,185	22,667
Basic weighted average shares outstanding	22,383	22,218

Key Operating Statistics

	For the three months ended	For the three months ended
	September 30,	September 30,
	2012	2011
Average revenue per loaded miles (*)	$1.557	$1.526
Average revenue per total mile (*)	$1.394	$1.363
Avg. revenue per tractor per week (*)	$2,896	$2,960
Average miles per seated tractor per week(**)	2,068	2,179
Average seated line-haul tractors (**)	2,736	2,529
*Freight revenue excluding fuel surcharge and our Mexican subsidiary Jaguar.
**Total seated fleet, including equipment operated by independent contractors and our Mexican subsidiary, Jaguar.

CELADON GROUP, INC
CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2012 and June 30, 2012
(Dollars and shares in thousands except par value amounts)

	(unaudited)
	September 30,	June 30,
ASSETS	2012	2012

Current assets:
Cash and cash equivalents	$3,353	$33,646
Trade receivables, net of allowance for doubtful accounts of $1,012 and $1,007 at September 30, 2012 and June 30, 2012, respectively	68,283	67,615
Prepaid expenses and other current assets	17,032	10,910
Tires in service	2,025	1,805
Equipment held for resale	29,187	7,908
Deferred income taxes	4,501	4,160
Total current assets	124,381	126,044
Property and equipment	534,383	483,327
Less accumulated depreciation and amortization	112,523	112,871
Net property and equipment	421,860	370,456
Tires in service	2,448	2,487
Goodwill	16,702	16,702
Investment in unconsolidated companies	3,785	3,491
Other assets	1,523	1,531
Total assets	$570,699	$520,711

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,660	$7,734
Accrued salaries and benefits	11,502	13,854
Accrued insurance and claims	10,203	10,138
Accrued fuel expense	11,607	6,029
Other accrued expenses	18,180	17,911
Current maturities of capital lease obligations	35,834	45,135
Income taxes payable	1,348	1,483
Total current liabilities	96,334	102,284
Capital lease obligations, net of current maturities	199,009	185,436
Long term debt, net of current maturities	28,590	---
Deferred income taxes	41,329	38,210
Stockholders' equity:
Common stock, $0.033 par value, authorized 40,000 shares; issued and outstanding 23,973 and 23,984 shares at September 30, 2012 and June 30, 2012, respectively	791	791
Treasury stock at cost; 1,151 and 1,155 shares at September 30, 2012 and June 30, 2012, respectively	(7,937)	(7,966)
Additional paid-in capital	101,747	101,154
Retained earnings	113,579	105,765
Accumulated other comprehensive loss	(2,743)	(4,963)
Total stockholders' equity	205,437	194,781
Total liabilities and stockholders' equity	$570,699	$520,711

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